Exhibit 99

Contact:	L-3 Communications Holdings, Inc.
	Corporate Communications	For Immediate Release
212-697-1111
L-3 Announces First Quarter 2011 Results
•	Diluted earnings per share of $1.85, including $0.10 related to a debt retirement charge

•	Net sales of $3.6 billion

•	Net cash from operating activities of $220 million

•	Funded orders of $3.4 billion and funded backlog of $10.9 billion

•	Updated financial guidance for 2011
NEW YORK, April 21, 2011 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted earnings per share (diluted EPS) of $1.85 for the quarter ended April 1, 2011 (2011 first quarter), compared to $1.87 for the quarter ended March 26, 2010 (2010 first quarter). Excluding $0.10 related to a debt retirement charge, discussed below, diluted EPS would have been $1.95. Net sales of $3.6 billion decreased by approximately 1% compared to the 2010 first quarter.
“L-3’s strong overall program performance provides a good start to the year despite challenging market conditions during the first quarter, particularly in services,” said Michael T. Strianese, chairman, president and chief executive officer. “We continue to focus on operational program performance, developing innovative products, and managing our costs. Key contract re-compete wins during the quarter included a U.S. Air Force and Navy C-12 aircraft CLS contract and a SOCOM Enterprise IT support services contract. We also continued to deploy our strong cash flow to increase shareholder value. We repurchased $205 million of our common stock and paid dividends of $49 million during the quarter, and, our Board of Directors increased L-3’s quarterly cash dividend by 13% to $0.45 per share. This dividend increase marks our seventh consecutive yearly increase and demonstrates our confidence in L-3’s strategic position and future prospects.”
As previously announced, the company refinanced $650 million of its debt during the 2011 first quarter. On February 7, 2011, the company completed an offering of $650 million 4.95% senior notes that mature on February 15, 2021. The proceeds from the offering, together with cash on hand, were used to redeem the company’s $650 million 5 7/8% senior subordinated notes due 2015 (2015 Notes). In connection with the redemption of the 2015 Notes, the company recorded a debt retirement charge of $18 million ($11 million after income tax, or $0.10 per diluted share).

L-3 Announces Results for the 2011 First Quarter	Page 2
Consolidated Results

	First Quarter Ended
	April 1,	March 26,	Increase/
($ in millions, except per share data)	2011	2010	(decrease)
Net sales	$3,601	$3,624	$(23)
Operating income	$390	$410	$(20)
Operating margin	10.8%	11.3%	(50	) bpts
Net interest expense and other income	79	60	19
Effective income tax rate	33.4%	36.6%	(320	) bpts
Net income attributable to L-3	$204	$221	$(17)
Diluted earnings per share	$1.85	$1.87	$(0.02)
First Quarter Results of Operations: Consolidated net sales of $3.6 billion decreased by approximately 1% as compared to the 2010 first quarter. Lower sales from the Aircraft Modernization and Maintenance (AM&M) segment, primarily due to the loss of a Special Operations Forces Support Activity (SOFSA) contract, and the Electronic Systems segment were partially offset by sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Government Services segments. Additional days in the 2011 first quarter as compared to the 2010 first quarter favorably impacted sales, primarily for the Government Services and AM&M segments. Acquired businesses(1), which are all included in the Electronics Systems segment, contributed $82 million to net sales in the 2011 first quarter.
Operating income for the 2011 first quarter decreased by 5% compared to the 2010 first quarter. Operating income as a percentage of sales (operating margin) decreased by 50 basis points to 10.8% for the 2011 first quarter compared to 11.3% for the 2010 first quarter. Lower operating margin in the C3ISR segment was partially offset by an increase in operating margin for the AM&M segment. See segment results below for additional discussion of segment operating margin.
Net interest expense and other income increased by $19 million for the 2011 first quarter compared to the same period last year. The increase was primarily due to an $18 million debt retirement charge related to the company’s redemption of the 2015 Notes. Net interest expense included $3 million ($2 million after income taxes, or $0.02 per diluted share) related to overlapping debt prior to the redemption of the 2015 Notes, which was partially offset by lower interest rates on outstanding debt.
The effective tax rate for the 2011 first quarter decreased by 320 basis points compared to the same period last year. The decrease in the effective tax rate was primarily due to: (1) an increased benefit from foreign earnings, (2) the reenactment of the U.S. Federal research and experimentation tax credit, and (3) a 2010 first quarter tax provision of $5 million, or $0.04 per diluted share, related to the unfavorable tax treatment of the U.S. Federal Patient Protection and Affordable Care Act that did not recur.
Net income attributable to L-3 in the 2011 first quarter decreased by $17 million compared to the 2010 first quarter, and diluted EPS decreased 1% to $1.85 from $1.87. Diluted weighted average common shares outstanding for the 2011 first quarter compared to the 2010 first quarter declined by 6% due to share repurchases of L-3 common stock.
Orders: Funded orders for the 2011 first quarter decreased 8% to $3.4 billion compared to $3.6 billion for the 2010 first quarter. Funded backlog was $10.9 billion at April 1, 2011, compared to $11.1 billion at December 31, 2010.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2011 First Quarter	Page 3
Cash flow: Net cash from operating activities was $220 million for the 2011 first quarter, a decrease of $51 million, compared to $271 million for the 2010 first quarter. The decrease in net cash from operating activities was primarily due to the timing of quarterly employer pension contributions. Capital expenditures, net of dispositions of property, plant and equipment, were $34 million for the 2011 first quarter, compared to $26 million for the 2010 first quarter.
Reportable Segment Results
Effective during the 2011 first quarter, the company re-aligned certain business units in the company’s management and organizational structure, and accordingly has made related reclassifications among its C3ISR, Government Services and Electronic Systems segments. The segment results presented in this earnings release reflect these reclassifications. Tables E and F (Unaudited Supplemental Segment Data) attached to this earnings release present: (1) the previous segment data presentation for the year ended December 31, 2010, and the quarterly periods ended March 26, June 25, September 24 and December 31, 2010, (2) reclassifications for these periods to the respective segments, and (3) the revised segment data presentation for these periods.
C3ISR

	First Quarter Ended
	April 1,	March 26,	Increase/
($ in millions)	2011	2010	(decrease)
Net sales	$785.6	$770.2	$15.4
Operating income	89.5	104.6	(15.1)
Operating margin	11.4%	13.6%	(220	) bpts
C3ISR net sales for the 2011 first quarter increased by 2% compared to the 2010 first quarter primarily due to increased demand and new business for networked communication systems for manned and unmanned platforms, airborne ISR logistics support and fleet management services to the U.S. Department of Defense (DoD) and international ISR systems. These increases were partially offset by lower sales of force protection products to foreign ministries of defense.
C3ISR operating income for the 2011 first quarter decreased by 14% compared to the 2010 first quarter. Operating margin decreased by 220 basis points, primarily due to an $8 million loss on a contract termination and favorable contract performance adjustments in the 2010 first quarter for airborne ISR systems that did not recur.
Government Services

	First Quarter Ended
	April 1,	March 26,	Increase/
($ in millions)	2011	2010	(decrease)
Net sales	$946.8	$909.6	$37.2
Operating income	71.0	71.8	(0.8)
Operating margin	7.5%	7.9%	(40	) bpts
Government Services net sales for the 2011 first quarter increased by 4% compared to the 2010 first quarter. Additional days in the 2011 first quarter as compared to the 2010 first quarter increased sales by approximately $60 million. Excluding the impact of the additional days, sales decreased by approximately $23 million. The decrease was primarily due to reduced subcontractor pass-through sales volume of $29 million related to task order renewals for U.S. Army systems and software engineering and sustainment services and the loss of an Afghanistan Ministry of Defense support contract. These decreases were partially offset by increased demand for: (1) information technology support services and system engineering for the U.S. Government and other agencies and (2) logistics, training and law enforcement support services for the U.S. Army on new and existing contracts.
Government Services operating income for the 2011 first quarter decreased by 1% compared to the 2010 first quarter. Operating margin decreased by 40 basis points. Operating margin was reduced by 110 basis points primarily due to lower margins on select new and existing contracts and task orders due to competitive price pressures. The decrease in operating margin was partially offset by an increase of 70 basis points related to costs in the 2010 first quarter for a security systems contract that did not recur and the timing of receipt of an award fee for linguist services.

L-3 Announces Results for the 2011 First Quarter	Page 4
AM&M

	First Quarter Ended
	April 1,	March 26,	Increase/
($ in millions)	2011	2010	(decrease)
Net sales	$592.9	$652.1	$(59.2)
Operating income	66.0	59.5	6.5
Operating margin	11.1%	9.1%	200	bpts
AM&M net sales for the 2011 first quarter decreased by 9% compared to the 2010 first quarter. Additional days in the 2011 first quarter as compared to the 2010 first quarter increased sales by approximately $23 million. Excluding the impact of the additional days, sales decreased by $82 million. The decrease was primarily due to: (1) lower sales of $99 million from the SOFSA contract loss and (2) sales volume declines for contract field services as fewer task orders were received due to increased competition. The decreases were partially offset by higher demand from existing and new contracts for system field support services for C-12 and rotary wing aircraft for the U.S. Army and higher sales volume for Joint Cargo Aircraft (JCA).
AM&M operating income for the 2011 first quarter increased by 11% compared to the 2010 first quarter. Operating margin increased by 200 basis points. A favorable price adjustment of $10 million for an international aircraft modernization contract increased operating margin by 150 basis points, improved contract performance on rotary wing cabin assemblies increased operating margin by 120 basis points, and a decline in lower margin sales, primarily from the SOFSA contract, increased operating margin by 90 basis points. These increases were partially offset primarily by startup costs related to a U.S. Army C-12 aircraft maintenance contract and lower margin sales mix, primarily for higher JCA volume.
Electronic Systems

	First Quarter Ended
	April 1,	March 26,
($ in millions)	2011	2010	Decrease
Net sales	$1,276.1	$1,291.8	$(15.7)
Operating income	163.1	173.8	(10.7)
Operating margin	12.8%	13.5%	(70	) bpts
Electronic Systems net sales for the 2011 first quarter decreased by 1% compared to the 2010 first quarter, reflecting lower sales volume for: (1) microwave products, primarily due to decreased deliveries of power devices for satellite communication systems, (2) combat propulsion systems due to a continued reduction in DoD funding for Bradley Fighting Vehicles, (3) training & simulation primarily due to lower sales volume on an Egyptian maritime simulation contract, and (4) warrior systems due to lower shipments of night vision products. The decreases were partially offset primarily by: (1) sales from acquired businesses of $82 million for Insight Technology, 3Di Technologies, Airborne Technologies, and FUNA International GmbH and (2) higher demand for EO/IR products.
Electronic Systems operating income for the 2011 first quarter decreased by 6% compared to the 2010 first quarter. Operating margin decreased by 70 basis points. Operating margin was reduced by 340 basis points primarily due to: (1) lower sales volume and favorable contract performance adjustments in the 2010 first quarter, primarily for combat propulsion systems, training & simulation and warrior systems, (2) lower margin sales from acquired businesses, and (3) a favorable volume price adjustment on a supply contract in the 2010 first quarter that did not recur. The decrease was partially offset by 270 basis points due primarily to increased EO/IR sales volume, favorable sales mix as well as improved contract performance.

L-3 Announces Results for the 2011 First Quarter	Page 5
Financial Guidance
Based on information known as of today, the company has revised its consolidated and segment financial guidance for the year ending December 31, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 6, and the company undertakes no duty to update its guidance.
Consolidated 2011 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(Jan. 27, 2011)
Net sales	$15.5 to $15.6	$15.7 to $15.9
Operating margin	10.7%	10.6%
Effective tax rate	34.5%	35.0%
Diluted EPS	$8.50 to $8.60	$8.40 to $8.55

Net cash from operating activities	$1.51	$1.48
Less: Capital expenditures, net of dispositions of property, plant and equipment	0.22	0.22

Free cash flow(1)	$1.29	$1.26

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.
The update of the company’s 2011 consolidated financial guidance compared to the previous guidance provided on January 27, 2011, is primarily due to the items listed below.
•	An additional $300 million of share repurchases, resulting in total 2011 planned repurchases of $800 million that increases diluted EPS by approximately $0.11;
•	An increase in estimated operating margin due to additional cost management and more favorable sales mix, primarily for the C3ISR and Electronic Systems segments, that increases diluted EPS by approximately $0.08;
•	A decrease in the estimated effective tax rate of 50 basis points that increases diluted EPS by approximately $0.07;
•	Reduced sales expectations, primarily for the Government Services segment, that decreases diluted EPS by approximately $0.12; and
•	The 2011 first quarter debt refinancing, including a debt retirement charge, partially offset by reduced interest expense of approximately $6 million, that decreases diluted EPS by approximately $0.07.
Segment 2011 Financial Guidance
($ in billions)

Prior
	Current	(Jan. 27, 2011)
Net Sales:
C3ISR	$3.6 to $3.7	$3.6 to $3.7
Government Services	$3.6 to $3.7	$3.9 to $4.0
AM&M	$2.4 to $2.5	$2.4 to $2.5
Electronic Systems	$5.7 to $5.8	$5.7 to $5.8

Operating Margins:
C3ISR	11.0% to 11.2%	10.7% to 10.9%
Government Services	7.8% to 8.0%	8.0% to 8.2%
AM&M	9.0% to 9.2%	9.0% to 9.2%
Electronic Systems	12.8% to 13.0%	12.6% to 12.8%

L-3 Announces Results for the 2011 First Quarter	Page 6
Additional financial information regarding the 2011 first quarter results and the 2011 updated financial guidance is available on the company’s website at www.L-3com.com.
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, April 21, 2011 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing (888) 286-8010 (passcode: 77765387), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 63,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2010 sales of $15.7 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2011 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed resolution of the Department of Defense (DoD) fiscal year 2011 funding; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to

L-3 Announces Results for the 2011 First Quarter	Page 7
obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	First Quarter Ended(a)
	April 1,	March 26,
	2011	2010
Net sales	$3,601	$3,624
Cost of sales	3,211	3,214

Operating income	390	410

Interest and other income, net	2	4
Interest expense	63	64
Debt retirement charge	18	—

Income before income taxes	311	350
Provision for income taxes	104	128

Net income	$207	$222
Less: Net income attributable to noncontrolling interests	3	1

Net income attributable to L-3	$204	$221
Less: Net income allocable to participating securities	1	2

Net income allocable to L-3 Holdings’ common shareholders	$203	$219

Earnings per share allocable to L-3 Holdings’ common shareholders:
Basic	$1.87	$1.89

Diluted	$1.85	$1.87

L-3 Holdings’ weighted average common shares outstanding:
Basic	108.5	115.9

Diluted	109.5	116.9

(a)
It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on Dec. 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	First Quarter Ended(b)
	April 1,	March 26,
	2011	2010
Segment Operating Data

Net Sales:
C3ISR	$785.6	$770.2
Government Services	946.8	909.6
AM&M	592.9	652.1
Electronic Systems	1,276.1	1,291.8

Total	$3,601.4	$3,623.7

Operating income:
C3ISR	$89.5	$104.6
Government Services	71.0	71.8
AM&M	66.0	59.5
Electronic Systems	163.1	173.8

Total	$389.6	$409.7

Operating margin:
C3ISR	11.4%	13.6%
Government Services	7.5%	7.9%
AM&M	11.1%	9.1%
Electronic Systems	12.8%	13.5%
Total	10.8%	11.3%

Depreciation and amortization:
C3ISR	$11.6	$13.9
Government Services	8.3	9.6
AM&M	4.3	4.8
Electronic Systems	35.4	28.2

Total	$59.6	$56.5

Funded order data:
C3ISR	$757	$792
Government Services	841	865
AM&M	618	673
Electronic Systems	1,145	1,311

Total	$3,361	$3,641

	April 1,	Dec. 31,
	2011	2010
Period end data
Funded backlog	$10,914	$11,091

(b)
During the 2011 first quarter, the company made certain reclassifications between its C3ISR, Government Services and Electronic Systems reportable segments due to the re-alignment of certain business units in the company’s management and organizational structure. See Table F for the previous 2010 first quarter presentation, reclassifications to the respective segments, and the revised segment data presentation.

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	April 1,	Dec. 31,
	2011	2010
ASSETS

Cash and cash equivalents	$548	$607
Billed receivables, net	1,267	1,299
Contracts in process	2,711	2,548
Inventories	341	303
Deferred income taxes	114	114
Other current assets	198	207

Total current assets	5,179	5,078

Property, plant and equipment, net	916	923
Goodwill	8,776	8,730
Identifiable intangible assets	456	470
Deferred debt issue costs	39	39
Other assets	204	211

Total assets	$15,570	$15,451

LIABILITIES AND EQUITY

Current portion of long-term debt	$—	$11
Accounts payable, trade	582	463
Accrued employment costs	660	672
Accrued expenses	543	569
Advance payments and billings in excess of costs incurred	552	580
Income taxes	56	49
Other current liabilities	389	389

Total current liabilities	2,782	2,733

Pension and postretirement benefits	912	943
Deferred income taxes	341	308
Other liabilities	483	486
Long-term debt	4,126	4,126

Total liabilities	8,644	8,596

Shareholders’ equity	6,836	6,764
Noncontrolling interests	90	91

Total equity	6,926	6,855

Total liabilities and equity	$15,570	$15,451

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	First Quarter Ended
	April 1,	March 26,
	2011	2010
Operating activities
Net income	$207	$222
Depreciation of property, plant and equipment	42	41
Amortization of intangibles and other assets	17	15
Deferred income tax provision	26	29
Stock-based employee compensation expense	15	19
Contributions to employee saving plans in L-3 Holdings’ common stock	40	30
Amortization of pension and postretirement benefit plans net loss and prior service cost	13	10
Amortization of bond discounts (included in interest expense)	2	6
Amortization of deferred debt issue costs (included in interest expense)	2	3
Other non-cash items	7	—

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	38	(157)
Contracts in process	(159)	(75)
Inventories	(32)	(10)
Accounts payable, trade	116	87
Accrued employment costs	(27)	(17)
Accrued expenses	(32)	(12)
Advance payments and billings in excess of costs incurred	(33)	1
Income taxes	44	80
Excess income tax benefits related to share-based payment arrangements	(1)	(5)
Other current liabilities	(4)	(3)
Pension and postretirement benefits	(35)	24
All other operating activities	(26)	(17)

Net cash from operating activities	220	271

Investing activities
Business acquisitions, net of cash acquired	—	(1)
Capital expenditures	(35)	(26)
Dispositions of property, plant and equipment	1	—
Investments in equity investees	—	(9)
Other investing activities	—	1

Net cash used in investing activities	(34)	(35)

Financing activities
Proceeds from sale of senior notes	646	—
Redemption of senior subordinated notes	(650)	—
Redemption of CODES	(11)	—
Borrowings under revolving credit facility	81	—
Repayment of borrowings under revolving credit facility	(81)	—
Common stock repurchased	(205)	(123)
Dividends paid on L-3 Holdings’ common stock	(49)	(47)
Proceeds from exercises of stock options	7	44
Proceeds from employee stock purchase plan	13	18
Debt issue costs	(6)	—
Excess income tax benefits related to share-based payment arrangements	1	5
Other financing activities	(3)	(1)

Net cash used in financing activities	(257)	(104)

Effect of foreign currency exchange rate changes on cash and cash equivalents	12	(13)

Net (decrease) increase in cash and cash equivalents	(59)	119
Cash and cash equivalents, beginning of the period	607	1,016

Cash and cash equivalents, end of the period	$548	$1,135

Table E
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE YEAR ENDED DECEMBER 31, 2010
(in millions)

	Previous		Revised
	Presentation	Reclassifications	Presentation

Net sales:

C3ISR	$3,399.1	$(76.3)	$3,322.8
Government Services	3,963.0	(36.6)	3,926.4
AM&M	2,780.9	—	2,780.9
Electronic Systems	5,536.6	112.9	5,649.5

Consolidated	$15,679.6	$—	$15,679.6

Operating Income:

C3ISR	$395.2	$(4.0)	$391.2
Government Services	344.3	(2.6)	341.7
AM&M	229.1	—	229.1
Electronic Systems	781.5	6.6	788.1

Consolidated	$1,750.1	$—	$1,750.1

Operating margin:

C3ISR	11.6%		11.8%
Government Services	8.7%		8.7%
AM&M	8.2%		8.2%
Electronic Systems	14.1%		13.9%
Consolidated	11.2%		11.2%

Table F
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SUPPLEMENTAL SEGMENT DATA
FOR THE QUARTERLY PERIODS ENDED MARCH 26, JUNE 25,
SEPTEMBER 24, AND DECEMBER 31, 2010
(in millions)

	Previous Presentation				Reclassifications				Revised Presentation
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net sales:

C3ISR	$788.0	$814.3	$809.4	$987.4	$(17.8)	$(18.9)	$(18.8)	$(20.8)	$770.2	$795.4	$790.6	$966.6
Government Services	928.0	1,005.6	1,001.2	1,028.2	(18.4)	(7.5)	(6.9)	(3.8)	909.6	998.1	994.3	1,024.4
AM&M	652.1	760.2	707.4	661.2	—	—	—	—	652.1	760.2	707.4	661.2
Electronic Systems	1,255.6	1,386.0	1,317.6	1,577.4	36.2	26.4	25.7	24.6	1,291.8	1,412.4	1,343.3	1,602.0

Consolidated	$3,623.7	$3,966.1	$3,835.6	$4,254.2	$—	$—	$—	$—	$3,623.7	$3,966.1	$3,835.6	$4,254.2

Operating Income:

C3ISR	$105.8	$101.5	$85.8	$102.1	$(1.2)	$(1.1)	$(1.4)	$(0.3)	$104.6	$100.4	$84.4	$101.8
Government Services	76.5	84.2	92.6	91.0	(4.7)	0.7	(0.1)	1.5	71.8	84.9	92.5	92.5
AM&M	59.5	57.9	54.3	57.4	—	—	—	—	59.5	57.9	54.3	57.4
Electronic Systems	167.9	198.2	204.7	210.7	5.9	0.4	1.5	(1.2)	173.8	198.6	206.2	209.5

Consolidated	$409.7	$441.8	$437.4	$461.2	$—	$—	$—	$—	$409.7	$441.8	$437.4	$461.2

Operating Margin:

C3ISR	13.4%	12.5%	10.6%	10.3%					13.6%	12.6%	10.7%	10.5%
Government Services	8.2%	8.4%	9.2%	8.9%					7.9%	8.5%	9.3%	9.0%
AM&M	9.1%	7.6%	7.7%	8.7%					9.1%	7.6%	7.7%	8.7%
Electronic Systems	13.4%	14.3%	15.5%	13.4%					13.5%	14.1%	15.4%	13.1%
Consolidated	11.3%	11.1%	11.4%	10.8%					11.3%	11.1%	11.4%	10.8%